Exhibit 3.1

Amended and Restated

Certificate of Incorporation

of

Jerash Holdings (US), Inc.

(Pursuant to Section 242 and 245 of the

General Corporation Law of the State of Delaware)

Jerash Holdings (US), Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

First:        The Corporation was incorporated on January 19, 2016 under the name HK Holdings of Upstate Inc.

Second:    Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) restates and amends the provisions of the Certificate of Incorporation.

Third:       That resolutions were duly adopted by the Board of Directors of the Corporation at a meeting duly called and noticed on July 6, 2018, setting forth the Restated Certificate, declaring said amendment and restatement to be advisable and recommended for approval by the stockholders of the Corporation.

Fourth:    The Restated Certificate has been duly approved and adopted by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

Fifth:        The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE

The name of the Corporation is Jerash Holdings (US), Inc. (the “Corporation”).

ARTICLE TWO

The Registered Office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

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ARTICLE FOUR

The total number of shares of capital stock which the Corporation has authority to issue is Thirty Million Five Hundred Thousand (30,500,000). These shares shall be divided into two classes with Thirty Million (30,000,000) shares designated as Common Stock, $0.001 par value (the “Common Stock”) and Five Hundred Thousand (500,000) shares designated as Preferred Stock, $0.001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors of the Corporation may determine from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for, purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director of the Corporation or, while a director, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Eleven shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any amendment, repeal or modification of the foregoing provisions of this Article Eleven shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are also employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

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ARTICLE THIRTEEN

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

[Signature page follows]

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In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its officer thereunto duly authorized this 17th day of September, 2018.

Jerash Holdings (US), Inc.

By:	/s/ Choi Lin Hung
Choi Lin Hung
Chief Executive Officer, President and Treasurer

[Signature page to Amended and Restated Certificate of Incorporation]

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